Exhibit 99.1

Fred's Reports 23% Increase in Fourth Quarter Earnings Per Diluted Share and 16% Increase in Full Year 2011 Earnings Per Diluted Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 21, 2012--Fred's, Inc. (NASDAQ: FRED) today reported improved financial results for the fourth quarter and fiscal year ended January 28, 2012.

For the fourth quarter ended January 28, 2012, Fred's net income increased to $9.8 million compared with net income of $8.6 million in the year-earlier period, with earnings per diluted share rising 23% to $0.27 from $0.22 in the fourth quarter last year. In the quarter, a favorable adjustment to the Company's income tax rate added $0.02 to earnings per diluted share. Excluding the income tax rate effect, earnings per diluted share for the fourth quarter of 2011 increased 14% compared with fourth quarter 2010. For the fiscal year 2011, Fred's net income increased to $33.4 million compared with net income of $29.6 million for 2010, with earnings per diluted share rising 16% to $0.87 from $0.75 last year.

Fred's total sales for the fourth quarter of fiscal 2011 increased 2% to $497.6 million from $485.6 million for the same period last year. Comparable store sales for the quarter increased 0.1% on top of a 2.3% increase for the fourth quarter last year. Fred's total sales for fiscal 2011 increased 2% to $1.879 billion from $1.842 billion for the same period last year. Comparable store sales for fiscal 2011 increased 0.5% on top of an increase of 2.2% for the same period last year.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased to report an improved performance and solid results for the fourth quarter, with earnings per diluted share 23% ahead of a strong prior-year quarter. Considering the ongoing challenges in the economy and an extremely competitive quarter, our marketing and operating strategies positioned us to manage gross margins and operating expenses, while maintaining the strength of our balance sheet.

"During 2011, we focused on our key strategic goals: building customer traffic, increasing market share, and accelerating growth. Both customer traffic and market share increased for the year, and new store openings were up 70% for 2011 with the opening of 26 new stores and 24 pharmacies. Also, we upgraded more than 200 existing stores with the elements of our Core 5 program – bringing the two-year total of upgrades to more than 400 stores."

Efird continued, "Our team is looking forward to continuing this momentum in 2012. Recognizing that the current economic backdrop may not improve significantly in our core markets, our team has developed enhanced merchandising plans and expanded product areas to reinforce the Super Dollar and Core 5 programs for 2012. We are planning to continue our accelerated pharmacy expansion program and leverage the benefits of our pharmacy customers into all areas of our store. Our team is excited about the opportunities for Fred's in 2012 and looks forward to delivering continued financial strength, improved operating margin and a double-digit earnings per share improvement for our shareholders."

Fred's gross profit for the fourth quarter of 2011 increased 2% to $137.7 million from $134.4 million in the prior-year period. Gross margin for the quarter remained flat at 27.7% in comparison to the same quarter last year. During the fourth quarter, control of promotional markdowns and improved pharmacy department margin offset a shift in the general merchandise mix toward more basic and consumable products. Gross profit for fiscal 2011 increased 2% to $538.5 million from $527.0 million in the prior-year period. Gross margin for fiscal 2011 was 28.7%, up 10 basis points from 28.6% in the prior-year period.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, improved 10 basis points to 24.8% of sales from 24.9% of sales in the prior-year quarter. During the quarter, selling, general and administrative expenses reflected lower advertising, labor, and store occupancy costs, offsetting increases in depreciation and distribution expenses. For fiscal 2011, selling, general and administrative expenses improved 10 basis points to 26.0% of sales from 26.1% of sales in fiscal 2010.

Operating income for the fourth quarter of 2011 increased 4% to $14.2 million or 2.9% of sales compared with $13.6 million or 2.8% of sales in the prior-year period. For fiscal 2011, operating income increased 9% to $51.2 million or 2.7% of sales from $46.7 million or 2.5% of sales in fiscal 2010.

Income tax expense during the fourth quarter was favorably affected by increased work opportunity tax credits, favorable results of state tax audits, and lower overall state tax rates. The effective tax rate for the fourth quarter of 2011 was 30.4% compared with 36.7% in the year earlier quarter. The effective tax rate for 2011 was 34.1% compared with 36.4% for 2010.

During the fourth quarter, Fred's opened 16 new stores and seven express pharmacy stores as part of its 2011 operating plan. One franchise store closed in the quarter. For the year, Fred's opened 26 new stores (7 of which were express conversions) and 17 express stores and closed 8 and 2, respectively. We also opened 24 new pharmacies and closed 12, which are included within the new and express store counts. Three franchise stores closed in the year. The Company also remodeled and refreshed 205 stores with its new Core 5 elements in 2011, bringing the total stores upgraded to 413 during 2011 and 2010.

The Company provides the following guidance for the first quarter of 2012 and the upcoming full fiscal year, noting that there will be 53 weeks of operating results in the fiscal year.

  Total sales for the first quarter of 2012 are expected to increase in the range of 3% to 5%.
  Comparable store sales for the first quarter are expected to be approximately flat versus an increase of 1% in the first quarter last year.
  Earnings per diluted share for the first quarter are forecasted to increase between 8% and 17% to a range of $0.26 to $0.28 for the first quarter compared with earnings per share of $0.24 in the same period last year.
  Based on this outlook, total earnings per diluted share for 2012 are expected to be in the range of $0.96 to $1.04, representing an increase of 10% to 20% over last year. Excluding the impact of the favorable income tax rate on 2011 results, the increase in earnings per share is projected to be 13% to 22% in 2012.
  The additional week of operations in fiscal 2012 is expected to have a favorable impact of $0.02 in earnings per diluted share.

Currently, Fred's, Inc. operates 700 discount general merchandise stores, including 21 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter and year-end 2011 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 21, 2012.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended January 28, 2012	13 Weeks Ended January 29, 2011	Percent Change

Net sales	$497,592	$485,633	2.5%
Operating income	$14,205	$13,643	4.1%
Net income	$9,796	$8,620	13.6%
Net income per share:
Basic	$0.27	$0.22	22.7%
Diluted	$0.27	$0.22	22.7%
Average shares outstanding:
Basic	36,831	39,119
Diluted	36,941	39,213

	52 Weeks Ended January 28, 2012	52 Weeks Ended January 29, 2011	Percent Change
Net sales	$1,879,059	$1,841,755	2.0%
Operating income	$51,155	$46,718	9.5%
Net income	$33,428	$29,587	13.0%
Net income per share:
Basic	$0.88	$0.76	15.8%
Diluted	$0.87	$0.75	16.0%
Average shares outstanding:
Basic	38,176	39,133
Diluted	38,268	39,196

FRED'S, INC. Unaudited Fiscal 2011 Fourth Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended January 28, 2012	% of Total	13 Weeks Ended January 29, 2011	% of Total
Net sales	$497,592	100.0%	$485,633	100.0%
Cost of goods sold	359,891	72.3%	351,247	72.3%
Gross profit	137,701	27.7%	134,386	27.7%
Depreciation & amortization	9,878	2.0%	7,544	1.6%
Selling, general and administrative expenses	113,618	22.8%	113,199	23.3%
Operating income	14,205	2.9%	13,643	2.8%
Interest expense, net	134	0.0%	35	0.0%
Income before income taxes	14,071	2.9%	13,608	2.8%
Provision for income taxes	4,275	0.9%	4,988	1.0%
Net income	$9,796	2.0%	$8,620	1.8%
Net income per share:
Basic	$0.27		$0.22
Diluted	$0.27		$0.22
Weighted average shares outstanding:
Basic	36,831		39,119
Diluted	36,941		39,213

Unaudited Fiscal 2011 Results (in thousands, except per share amounts)

	52 Weeks Ended January 28, 2012	% of Total	52 Weeks Ended January 29, 2011	% of Total

Net sales	$1,879,059	100.0%	$1,841,755	100.0%
Cost of goods sold	1,340,519	71.3%	1,314,737	71.4%
Gross profit	538,540	28.7%	527,018	28.6%
Depreciation & amortization	34,190	1.8%	29,236	1.6%
Selling, general and administrative expenses	453,195	24.2%	451,064	24.5%
Operating income	51,155	2.7%	46,718	2.5%
Interest expense, net	397	0.0%	190	0.0%
Income before income taxes	50,758	2.7%	46,528	2.5%
Provision for income taxes	17,330	0.9%	16,941	0.9%
Net income	$33,428	1.8%	$29,587	1.6%
Net income per share:
Basic	$0.88		$0.76
Diluted	$0.87		$0.75
Weighted average shares outstanding:
Basic	38,176		39,133
Diluted	38,268		39,196

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	January 28, 2012	January 29, 2011

ASSETS:
Cash and cash equivalents	$27,130	$49,182
Inventories	331,882	313,384
Receivables	31,883	28,146
Other non-trade receivables	32,090	26,378
Prepaid expenses and other current assets	12,321	12,723
Total current assets	435,306	429,813
Property and equipment, net	161,209	139,931
Intangibles	32,191	22,193
Other non-current assets	3,276	3,591
Total assets	$631,982	$595,528

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$106,886	$81,002
Current portion of indebtedness	658	201
Accrued expenses and other	44,876	45,371
Deferred income taxes	23,878	21,142
Total current liabilities	176,298	147,716

Long-term portion of indebtedness	6,640	3,969
Deferred income taxes	5,633	2,069
Other non-current liabilities	19,799	17,886
Total liabilities	208,370	171,640
Shareholders' equity	423,612	423,888
Total liabilities and shareholders' equity	$631,982	$595,528

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer